SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      December 22, 2004

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission file Number)	22-2372868 (IRS Identification No.)

685 Route 202/206, Bridgewater, New Jersey (Address of principal executive offices)	08807 (Zip Code)

Registrant’s telephone number, including area code       (908) 541-8600

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

|_|	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On December 22, 2004, we entered into an employment agreement with Jeffrey H. Buchalter, the Chairman of our Board of Directors, pursuant to which Mr. Buchalter will serve as our Chief Executive Officer. The initial term of the employment agreement will expire no earlier than December 31, 2009 and no later than twelve months after either party gives notice to the other that such party does not wish for the agreement to continue beyond such twelve-month period (a “notice of non-renewal”).

The agreement provides for a base salary of $550,000 per year and participation in Enzon’s bonus plan for management. Under the bonus plan, Mr. Buchalter will be eligible to receive an annual performance-based cash bonus in an amount between zero and 200% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year. The annual target bonus is equal to 100% of Mr. Buchalter’s base salary. For the fiscal year ended June 30, 2005, Mr. Buchalter will receive a guaranteed minimum bonus in the amount of $412,500.

Under the agreement, Mr. Buchalter was granted an option under our 2001 Incentive Stock Plan to purchase 725,000 shares of our Common Stock at a per share exercise price of $13.54 (the last reported sale price of our common stock on December 22, 2004). This option is currently exercisable with respect to 225,000 shares and will become vested and exercisable as to an additional 125,000 shares on each of the first four anniversaries of the date of grant, provided Mr. Buchalter remains employed as our Chief Executive Officer on each such date. Mr. Buchalter also received 75,000 shares of restricted Common Stock, 22,500 of which shares will vest on each of the third and fourth anniversaries of the date of grant and the remaining 30,000 of which shares will vest on the fifth anniversary of the date of grant, provided Mr. Buchalter remains employed as our Chief Executive Officer on each such date.

In the event Mr. Buchalter’s employment is terminated without cause (as defined in the employment agreement) by us or terminated by Mr. Buchalter for good reason (as defined in the employment agreement), Mr. Buchalter will be entitled to (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination plus (ii) a lump sum cash payment equal to four times his annual base salary plus a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Buchalter for any medical and dental coverage available to him and his family for a period of up to 18 months commencing on the date of termination, and all options and shares of restricted stock described above that have not vested at the time of termination will vest immediately upon termination.

If we experience a change of control (as defined in Mr. Buchalter’s employment agreement) and we terminate Mr. Buchalter’s employment without cause or he terminates his employment for good reason within the period commencing 90 days before such change of control and ending two years after the change of control, Mr. Buchalter will be entitled to (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination plus (ii) a lump sum cash payment equal to six times his annual base salary plus a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Buchalter for any medical and dental coverage available to him and his family for a period of up to 18 months commencing on the date of termination. Further, upon a change of control any of Mr. Buchalter’s options to purchase Common Stock and shares of resticted Common Stock described above that have not vested immediately prior to the effective date of the change of control shall vest at such time.

If any payments or compensation received by Mr. Buchalter in connection with a change of control are subject to an excise tax under Section 4999 of the Internal Revenue Code, we will be obligated to make additional payments to Mr. Buchalter equal to any such tax liability he may incur.

Mr. Buchalter’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Mr. Buchalter is precluded from competing with us during the term of his employment agreement and for two years after his employment is terminated (one year if the termination occurs pursuant to a notice of nonrenewal from us).

Item 5.02  Appointment of Principal Officer

Effective as of December 22, 2004, we have appointed Jeffrey H. Buchalter as our Chief Executive Officer. Mr. Buchalter has served as our Chairman of the Board of Directors since September 29, 2004 and he will continue in that capacity.

Mr. Buchalter, age 47, served as the President of Ilex Oncology, Inc. from September 2001 until December 2004, serving as Chief Executive Officer of Ilex from January 2002. Mr. Buchalter was a director of Ilex from February 2001 until December 2004. From 1997 to 2001, Mr. Buchalter was Group Vice President for the Worldwide Oncology Franchise at Pharmacia Corporation. From 1993 to 1997, Br. Buchalter was a Group Director with American Home Products, Wyeth Ayerst Laboratories. He was presented the Joseph F. Buckley Memorial Award from the American Cancer Society for commitment to cancer control and involvement in the pharmaceutical oncology field. Additionally, Mr. Buchalter was invited by former President George Bush to serve as a collaborating partner in the National Dialogue on Cancer. Mr. Buchalter received his B.S. from Seton Hall University and his M.B.A. from Temple University.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2004

By: /s/ Kenneth J. Zuerblis —————————————— Kenneth J. Zuerblis Vice President, Finance and Chief Financial Officer